Exhibit 99.1

CHANGES TO M/I HOMES
BOARD OF DIRECTORS

Columbus, Ohio (July 10, 2015) - M/I Homes, Inc. (NYSE: MHO) today announced that Joseph A. Alutto, Ph.D., an independent director of the Company, has informed the Company of his decision, after serving on M/I’s Board of Directors since 2005, to retire from the Board. As a result, the Board has appointed Nancy J. Kramer to fill the vacancy created by Dr. Alutto’s retirement.

M/I Homes Chairman and CEO, Robert H. Schottenstein, stated “Joe has served with great distinction as a member of our Board for over ten years. His counsel, wisdom and guidance have contributed greatly to the success and growth of our business for which we are sincerely grateful. We have benefitted from his leadership and expertise and wish our good friend and colleague the very best.”

Ms. Kramer founded digital marketing pioneer Resource in 1981 and currently serves as Chairman of Resource/Ammirati, an entrepreneurial creative agency formed in 2014 by the integration of Resource and New York creative firm Ammirati. In addition, Ms. Kramer serves on the boards of The Columbus Foundation, The Columbus Partnership, L Brands Foundation, The Ohio State University Advancement Committee, and the Wexner Center for the Arts. Mr. Schottenstein stated, “We are delighted that Nancy is joining our Board. Nancy is an extraordinary leader and a person of great integrity and accomplishment. Her extensive experience in the marketing and advertising industry, as well as her general business acumen, will benefit our Company greatly.”

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 91,100 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes). The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Tampa and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements involve a number of risks and uncertainties.  Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission.  All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time.  We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Corporate Controller, (614) 418-8225